Exhibit 99.1

NEWS RELEASE
1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products Announces Sales of
Previously Operated Drill-N-Ream® Tools and
Expansion of Territory for Drilling Tools International, Inc.

VERNAL, UT, August 31, 2016 — Superior Drilling Products, Inc. (NYSE MKT: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today announced an expanded agreement with the distributor of its Drill-N-Ream® well bore conditioning tool, Drilling Tools International, Inc. (“DTI”) and its purchase of additional previously operated tools.

The Company announced that Drilling Tools International, Inc. (“DTI”) has agreed to purchase $0.5 million of previously operated Drill-N-Ream® well bore conditioning tools from SDP with the option to purchase more. The purchase will be paid in three installments, during the third quarter of 2016. This is in addition to the $1.5 million purchase agreed upon in May 2016, of which $1.2 million of tools have been ordered and $0.3 million will be ordered in September. The agreement also expands DTI’s exclusive territory to include the Rocky Mountain region. The total territory covers the U.S. and Canada both onshore and offshore, as well as all North American offshore areas including North Pacific and Atlantic and the Caribbean. Exclusivity is subject to achieving certain market penetration rates.

Troy Meier, Chairman and Chief Executive Officer of SDP, commented, “The early results of the exclusive distribution agreement with DTI have been excellent. DTI has had strong demand for our wellbore conditioning system and has elected to expand their fleet with previously used tools in addition to the new tools they have purchased. We believe DTI’s decision to expand their operating territory validates the value of our technology.”

In connection with this agreement, SDP eliminated approximately $1.2 million in annual costs related to sales and marketing and tool distribution infrastructure.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs, sells and rents drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patent-pending StriderTM Drill String Oscillation System. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. SDP operates a state-of-the-art drill tool fabrication facility, manufacturing for its customer’s custom products and solutions for the drilling industry. The Company’s strategy is to leverage its technological expertise in drill tool technology and innovative, precision machining to broaden its drill tool technology offerings for rent or sale, while operating an effective sales and logistics infrastructure through which it can provide proprietary tools to exploration and production companies, oilfield services companies and rental tool companies.

Additional information about the Company can be found at its website: www.sdpi.com.

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Superior Drilling Products Announces Sales of Previously Operated Drill-N-Ream® Tools and
Expansion of Territory for Drilling Tools International, Inc.
August 31, 2016

Cautionary Statement Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than historical facts, that address activities (including about the Pending Acquisition) that the Company assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, available on the Company’s website or the SEC's website at www.sec.gov.

For more information, contact investor relations:

Deborah K. Pawlowski / Garett K. Gough
Kei Advisors LLC
(716) 843-3908 / (716) 846-1352
dpawlowski@keiadvisors.com / ggough@keiadvisors.com

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